HERMAN MILLER SETTLES NEMSCHOFF ACQUISITION CONTINGENCIES

Release    Immediate
Date        January 31, 2011
Contact    Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address    Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet    www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced that it has reached an agreement to settle the remaining contingency-based purchase price elements of its acquisition of Nemschoff Chairs, LLC (“Nemschoff”). The settlement was agreed to by the former shareholders of Nemschoff, including Mark Nemschoff, who has been a member of the Company's board of directors since the June 2009 acquisition. Under the agreement, the Company will pay additional cash consideration of $3 million in exchange for the cancellation of the remaining contingent components of the acquisition purchase price. Specifically, the agreement cancels the Company's outstanding obligations related to Contingent Value Rights (“CVR's”) tied to shares of the Company's common stock currently owned by the former Nemschoff shareholders and also eliminates all remaining contingent consideration related to sales performance of the acquired business.

Concurrent with the settlement, the Company will reverse all contingency-based liabilities associated with the remaining elements of the acquisition price. These reversals, which will be reflected in the Company's fiscal third quarter, will result in pre-tax income of approximately $5.4 million. Although this income will be reflected, net of tax, in the Company's net earnings in the quarter, it will have a negligible impact on earnings per share for the period due to the required accounting treatment under GAAP.

“With the successful conclusion of the contingency agreement, and the strategic synergy and revenue already gained through the Nemschoff acquisition, our ultimate purchase price represents great value for our business and to Herman Miller shareholders,” said Greg Bylsma, Chief Financial Officer.

Mark Nemschoff's board appointment was originally scheduled to expire at the Company's 2011 annual shareholders meeting. However, he has elected to resign his board position, effective January 28, 2011. Though no longer a member of the Company's board, Mr. Nemschoff will continue to provide consulting services to the Company's senior management team. Additionally, his son, Paul Nemschoff, will remain a full-time member of the Herman Miller healthcare leadership team.

Mr. Nemschoff stated, “My service on Herman Miller's board of directors has offered me a seat at the table during the critical initial phases of business integration. With the combined enterprise now on firm footing and gaining momentum, I am ready to shift my attention to other areas of interest, though I look forward to continuing to serve the company as a consultant in the healthcare arena. I've enjoyed my time on the board and am confident the company has the right leadership and strategy in place to drive tremendous success in the future.”

Commenting on Mr. Nemschoff's tenure, Michael Volkema, Chairman of the Herman Miller board of directors, noted, "Mark Nemschoff's leadership, market insights and energy created a healthcare furnishings industry leader. The Herman Miller board of directors is grateful to Mark for his many years of dedicated leadership and service to the Nemschoff company and its people and for his lasting contributions during the past two years as a member of our board of directors."

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.3 billion in revenue in fiscal 2010. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2010, Herman Miller was again cited by FORTUNE as the "Most Admired" in its industry and among the "100 Best Companies to Work For" in America, while Fast Company has named Herman Miller among its 2010 "Innovation All-Stars." Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.